Exhibit 99.1
CONTACTS:
Russell Allen, Director – Planning & IR (704) 557-8219
Joe Calabrese, Financial Relations Board (212) 827-3772
IMMEDIATE RELEASE
December 3, 2008
Lance, Inc. Announces Successful Bid to Purchase
Assets of Archway Cookies LLC
Charlotte, NC, December 3, 2008 — Lance, Inc. (Nasdaq-GS: LNCE) today announced that the U.S. Bankruptcy Court for the District of Delaware has approved Lance’s bid to purchase substantially all of the assets of snack food company Archway Cookies LLC (“Archway”).   Under the terms of the Asset Purchase Agreement, Lance will acquire substantially all of the assets of Archway for approximately $30 million.  The transaction is expected to close no later than December 15, 2008. Lance will use available liquidity under its current credit facilities to fund the acquisition.
“We’re excited about this acquisition,” commented David V. Singer, President and Chief Executive Officer of Lance, Inc. “Archway was founded in the 1930s, and has built solid market share in its niche of soft, home-style cookies.  Archway is an excellent addition to our growing portfolio of consumer preferred niche brands. We are looking forward to reopening the Ashland, Ohio production facility, where we intend to produce Archway cookies.  This facility will also provide the capacity to support growth in our existing business and capabilities that will broaden the products we can offer our Private Brands customers, thus supporting our growth goals for our non-branded business.”
“We are very pleased with Lance, Inc.’s purchase of Archway Cookies, a transaction that means putting people back to work in Ohio,” said Lieutenant Governor Lee Fisher, who also serves as Director of the Ohio Department of Development. “We look forward to working together on this successful collaboration and doing everything we can to help Lance, Inc. prosper in Ohio.”
About Lance, Inc.
Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers and cookies, potato chips, crackers, cookies, other snacks, sugar wafers, nuts, restaurant style crackers and candy. Lance has manufacturing facilities in North Carolina, Iowa, Georgia, Massachusetts, Texas, Florida, Arkansas and Ontario, Canada. Products are sold under the Lance, Cape Cod and Tom’s brand names along with a number of private label and third party brands. The Company’s products are distributed through a direct-store-delivery system of approximately 1,400 sales routes, a network of independent distributors and direct shipments to customer locations. Products are distributed widely through grocery and mass merchant stores, convenience stores, food service outlets and other channels.
This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition and industry consolidation, increases in prices or availability of ingredients, product price increase impact on total revenue, risks from large customers, changes in consumer preferences, implementation of a new information system, product recalls or safety concerns, food industry and regulatory factors, acquisition and divestiture risks, ability to execute strategic initiatives, interest rate, foreign exchange rate risk, credit risks and natural disasters or catastrophic events are discussed in the Company’s most recent Forms 10-K and 10-Q filed with the Securities and Exchange Commission.